Exhibit 10.41

LICENSE AGREEMENT

This License Agreement (“Agreement”) is made effective this 24th day of May, 2005 (“Effective Date”), by and between VICAL Incorporated, a Delaware corporation having its principal place of business at 10390 Pacific Center Court, San Diego, California 92121, USA (“VICAL”), and AnGes MG Inc., a corporation having a principal place of business at 7-7-15, Saito-Asagi, Ibaraki, Osaka, 567-0085, JAPAN (“Licensee”).

WITNESSETH

WHEREAS, VICAL has certain Patent Rights as defined below and wishes to grant to Licensee, and Licensee wishes to obtain from VICAL, an exclusive license to such Patent Rights for use in Hepatocyte Growth Factor (“HGF”) gene therapy applications in accordance with the terms of this Agreement.

NOW THEREFORE, the parties agree as follows:

ARTICLE I — DEFINITIONS

1.1 Patent Rights shall mean the patents listed in Exhibit A, attached hereto and incorporated herein by reference and all foreign and domestic applications and patents derived therefrom, including all continuations, continuations-in-part, division, reexaminations, reissues, substitutions, renewals, extensions, supplementary protection certificates and all patents granted thereon, which claim priority to any of the patents listed in Exhibit A. Patent Rights shall also mean patent applications existing as of the Effective Date that read to the Licensed Field, and will be added from time to time to Exhibit A when such patents issue.

1.2 Licensed Products shall mean and include any and all products the making, using, selling or importing of which would, but for the license granted in this Agreement, constitute an infringement of one or more Valid Claims of the Patent Rights.

1.3 Valid Claim shall mean any claim in an unexpired patent included within Patent Rights which claim has not been disclaimed or held invalid or unenforceable by an unappealed or unappealable decision of a court.

1.4 Licensed Field shall mean the manufacture, use and/or sale of the Licensed Products using the HGF Gene.

[*]	– Certain portions of this Exhibit were omitted by means of redacting a portion of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Securities and Exchange Commission without the Mark pursuant to an Application Requesting Confidential Treatment under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2.

1.5 Licensed Territory shall mean any country in which the making, using, selling or importing of Licensed Products would, but for the license granted in this Agreement, infringe one or more Valid Claims of the Patent Rights.

1.6 Net Sales shall mean the gross amount invoiced by Licensee or its Affiliates or its Partners from the sales of Licensed Products within the Licensed Field in the Licensed Territory to third party customers less:

a) cash, quantity and trade discounts actually allowed;

b) credits allowed for returned or damaged goods;

c) transportation costs, including insurance; and

d) sales, excise, value added, import and export taxes, and any tariffs and duties imposed on the transaction, if separately invoiced.

In the case of any sale of Licensed Products between or among Licensee and its Affiliates or Partners for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm’s length sale thereafter to a third party customer. In the case of any sale of Licensed Products between or among Licensee and its Affiliates or Partners where Licensee or its Affiliate or Partner is the end user of such Licensed Product, Net Sales shall be calculated as above on the value that would be charged or invoiced to a third party end user in an arm’s length sale.

1.7 Earned Royalties shall mean royalties paid or payable by Licensee to VICAL as determined with respect to Net Sales.

1.8 Affiliate means any corporation or other business entity in which Licensee owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors, or in which Licensee is owned or controlled directly or indirectly by at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors.

1.9 Partner means any third party company or legal entity which is not an Affiliate of Licensee, with which Licensee has a joint venture or collaboration or marketing/distribution or such other arrangement providing the third party company or entity the right to co-manufacture, co-develop, co-promote or co-market Licensed Products in the Licensed Field in conjunction with Licensee.

1.10 HGF Gene shall mean DNA sequences corresponding to the mRNA sequence defined by Genbank Accession number NM_000601 encoding human HGF (known variously as hepatocyte growth factor, hepapoietin A, and scatter factor) which when expressed affords the human HGF protein or any isoform or therapeutically active truncation thereof.

1.11 IHD means ischemic heart disease.

1.12	PAD means peripheral arterial disease or any other use with the exception of IHD.

1.13	Angiogenesis means stimulation of new blood vessel growth in the context of cardiovascular disease

ARTICLE II — THE GRANT

2.1 VICAL hereby grants to Licensee and its Affiliates, subject to the terms and conditions hereof, an exclusive license under Patent Rights, to make, have made, use, import, sell, offer to sell and have sold the Licensed Products within the Licensed Field in the Licensed Territory. No license is granted outside the Licensed Field.

2.2 Licensee acknowledges that certain of the rights granted by VICAL to Licensee under this Article II are licensed to VICAL by the Wisconsin Alumni Research Foundation (“Licensor” or “WARF”), and such rights are subject to the applicable terms and conditions of the license agreement between VICAL and WARF (the “Licensor Agreement”), a redacted copy of which is attached as Exhibit B. In the event that the Licensor Agreement is terminated, the rights granted by VICAL to Licensee under this Article II, which are licensed to VICAL by Licensor under the Licensor Agreement, shall continue as a direct license from Licensor to Licensee on the terms set forth in the Licensor Agreement. Licensee acknowledges that such license provided directly from Licensor shall be limited in scope to that commensurate with the license granted under this Agreement. In such event, Licensee agrees to be bound by the terms of the Licensor Agreement (including royalty rates, product liability and other rights owing Licensor thereunder) as if Licensee were the licensee thereunder in the event of such termination.

2.3 Licensee may grant sublicenses under the license granted in Section 2.1 above only to Licensee’s Partners and only to the extent that said sublicense is limited to the Partner’s right to manufacture, use, sell and import Licensed Products within the Licensed Field in conjunction with Licensee. Within thirty (30) days of the execution of this Agreement, or in the case of Licensee’s new Partner Agreements, within thirty (30) days of the execution of the Partner Agreement, Licensee shall notify its Partner(s) that Licensee may grant to the Partner only limited rights under the Patent

Rights for the Licensed Field and that the Partner will need a separate license from VICAL for the Partner’s use, manufacture or sale of any additional products which are not made in conjunction with Licensee. Licensee shall be responsible to VICAL within the Licensed Field with respect to any actions or omissions of its Affiliates and Partners as if they were actions or omissions of Licensee. Licensee and its Affiliates may not grant any sublicense under the Patent Rights except as expressly provided in this Section 2.3.

2.4 Licensee agrees that it, including its Affiliates and Partners, will diligently pursue development and commercialization of Licensed Products. Licensee will provide to VICAL a written summary report summarizing Licensee’s and its Affiliates’ and Partners’ development and commercialization plans and activities with respect to Licensed Products on an annual basis by December 31 of each year.

ARTICLE III — PAYMENTS, REPORTS, RECORD-KEEPING

3.1 In consideration of the rights granted to Licensee pursuant to Article II of this Agreement, Licensee agrees to make the following payments to VICAL:

(a)	Non-refundable, Noncreditable, Upfront License Fee

One (1) Million dollars ($1,000,000) to be paid within thirty (30) days upon execution of this Agreement.

(b)	Milestone Payments with respect to PAD

Each milestone payment shall be payable by Licensee within thirty (30) days of the date that the applicable milestone event with respect to PAD occurs to retain license rights.

(i)	[*]

(ii)	[*]

(c)	Milestone Payments with respect to IHD

Each milestone payment shall be payable by Licensee within thirty (30) days of the date that the applicable milestone event with respect to IHD occurs to retain license rights.

(i)	[*]

[*]	– Confidential Treatment Requested

(ii)	[*]

(d)	Additional Milestone Payment with respect to PAD or IHD

[*]

(e)	Sales Bonus Payments

(i)	[*]

(ii)	[*]

(iii)	[*]

(f)	Royalty Payments

(i)	With respect to PAD; Earned Royalties in an amount equal to [*] of the Net Sales of Licensed Products to be paid on a quarterly basis.

(ii)	With respect to IHD; Earned Royalties in an amount equal to [*] of the Net Sales of Licensed Products to be paid on a quarterly basis.

[*]	– Confidential Treatment Requested

In the event that Vical grants to any third party a license under the Patent Rights for commercial human therapeutic use within the field of Angiogenesis upon royalty rates more favorable to such third party than those set forth in Section 3.1(f), Licensee shall have the right to such more favorable royalty rates, provided Licensee also accepts any less favorable terms which may accompany the same (which may include, without limitation, additional license fees and/or milestone payments).

3.2 After launch of Licensed Product, Licensee agrees to submit to VICAL within sixty (60) days after December 31, March 31, June 30 and September 30 of each calendar year, reports setting forth for the preceding three (3) month reporting period, the Net Sales of Licensed Products and royalty due thereon and with each such royalty report to pay the amount of royalty due. Each such royalty report will cover Licensee’s most recently completed calendar quarter and will show:

(a)	The gross sales and Net Sales of Licensed Products sold during the most recently completed calendar quarter;

(b)	The name of each Licensed Product sold;

(c)	The royalties, in U.S. dollars, payable with respect to sales of Licensed Products;

(d)	The exchange rates used, if applicable; and

(e)	The reconciliation of gross sales to Net Sales, using a schedule to detail amounts deducted from gross sales to arrive at Net Sales.

3.3 If no sales of Licensed Products have been made during any reporting period, a statement to this effect is required.

3.4 Licensee shall, and shall cause its Affiliates and Partners to, keep complete, true and accurate books of account and records of Licensed Products made, used and/or sold under this Agreement for the purpose of showing the derivation of all amounts payable to VICAL under this Agreement. Said books and records shall be kept at Licensee’s (or its Affiliate’s or Partner’s) principal place of business for at least five (5) years following the end of a reporting period to which they pertain. VICAL is hereby granted by Licensee the right, upon reasonable written notice to Licensee, to retain an independent certified public accountant reasonably acceptable to Licensee and appropriately bound by confidentiality, to audit Licensee’s (or its Affiliate’s or Partner’s) records solely to verify sales of the Licensed Products. VICAL shall bear the fees and expenses of such audit, but if an error in royalties of more than five percent (5%) of the total royalties due for any year is discovered in any audit, then Licensee shall bear the fees and expenses of that audit.

3.5 All payments due hereunder shall be payable in United States dollars. With respect to sales of Licensed Products invoiced in a currency other than United States dollars, the Net Sales amounts and the amounts due to Vical hereunder shall be expressed in the domestic currency of the party making the sale together with the US dollar equivalent, calculated using the arithmetic average of the mid-range exchange rates for the last business day of each month of the reporting period in which the Net Sales were made. The “Key Currency Cross Rates” as reported in The Wall Street Journal or any other publication as mutually agreed by the parties shall be used as the source for the exchange rates to calculate the average as defined in the preceding sentence. All payments due under this Agreement shall be without deduction of exchange, collection or other charges or any withholding tax.

ARTICLE IV — TERM AND TERMINATION

4.1 Unless terminated earlier in accordance with this Agreement, the term of this Agreement shall be until the expiration of the last to expire of the Patent Rights or until the Patent Rights are held invalid or unenforceable by a court or tribunal from which no appeal can be taken.

4.2 In the event that Licensee shall become insolvent, shall make an assignment for the benefit of its creditors, or shall have a petition in bankruptcy filed for or against it and such petition shall not have been discharged within ninety (90) days, VICAL may, at its option, terminate this Agreement upon thirty (30) days written notice. In addition, VICAL may terminate this Agreement upon or after the breach by Licensee of any material provision of this Agreement if Licensee has not cured such breach within thirty (30) days after written notice thereof by VICAL.

4.3 Licensee shall have the right to terminate this Agreement at any time by written notice to VICAL to that effect. Licensee shall have the right during a period of six (6) months following the effective date of such termination to sell or otherwise dispose of the Licensed Products existing at the time of such termination, and shall make a final report and payment of all royalties related thereto within sixty (60) days following the end of such period or the date of the final disposition of such inventory, whichever first occurs.

4.4 Expiration or termination of this Agreement shall not relieve the parties of any obligation or right accruing prior to such expiration or termination. Any expiration or termination of this Agreement will not affect the rights and obligations set forth in the following Articles: 3.4, 3.5, 4.3, 4.4, 6.6, 7.1, 8.1, 8.2 and 8.3.

ARTICLE V — ASSIGNMENT

5.1 This Agreement may be assigned as part of a transfer of all, or substantially all, of the business of either VICAL or Licensee to which this Agreement relates. This Agreement shall be binding upon and inure to the benefit of successors in interest and assigns. Both VICAL and Licensee agree to inform the other of such transfer promptly.

5.2 This Agreement may also be assigned by VICAL under the same terms and conditions contained herein with prior written consent of Licensee.

ARTICLE VI — REPRESENTATIONS

By Licensee :

6.1 Licensee warrants that prior to the Effective Date of this Agreement, there have been no commercial sales of products which would be characterized as Licensed Products had this Agreement been in force at the time of such commercial sales.

6.2 Licensee has the right, power and authority to enter into this Agreement and to perform Licensee’s obligations hereunder.

6.3 The execution, delivery and performance of this Agreement by Licensee do not conflict with, violate or breach any agreement to which Licensee is a party, and there are no agreements, assignments or encumbrances in existence inconsistent with the provisions of this Agreement.

By VICAL:

6.4 VICAL represents and warrants that it has the right, power and authority to grant to Licensee the license under the Patent Rights set forth in Section 2.1, and enter into this Agreement and perform VICAL’s obligations hereunder.

6.5 The execution, delivery and performance of this Agreement, and the rights and licenses granted hereunder, by VICAL do not conflict with, violate or breach any agreement to which VICAL is a party, and there are no agreements, assignments or encumbrances in existence inconsistent with the provisions of this Agreement. VICAL has not granted and will not during the term of this Agreement grant any license or other rights under its Patent Rights for use in the Licensed Field.

6.6 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO ANY OTHER PARTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE VII – CONFIDENTIALITY

7.1 Both parties agree to keep any information identified as confidential by the disclosing party confidential using methods at least as stringent as each party uses to protect its own confidential information. “Confidential Information” shall include Licensee’s Development Plan and Development Reports, Sales Reports, the Patent Rights and all information concerning them and any other information exchanged between the parties which is either (1) marked confidential; (2) accompanied by correspondence indicating such information is confidential; or (3) orally disclosed and confirmed in writing as confidential within forty-five (45) days. Except as may be authorized in advance in writing by the disclosing party, the receiving party shall grant access to the Confidential Information only to its own directors and employees involved in activities relating to the Patent Rights and the receiving party shall require such individuals or parties to be bound by this Agreement as well. Licensee agrees that VICAL may provide information provided to VICAL by Licensee under Sections 2.4, 3.2 and 3.4 to Licensor to the extent required under the Licensor Agreement. The confidentiality and use obligations set forth above apply to all or any part of the Confidential Information disclosed hereunder for a period of ten (10) years, except to the extent that:

(a) either party can show by written record that it possessed the information prior to its receipt from the other party;

(b) the information was already available to the public or became so through no fault of the receiving party;

(c) the information is subsequently disclosed to receiving party by a third party that has the right to disclose it free of any obligations of confidentiality;

(d) the information was independently developed by the receiving party without reliance on the Confidential Information of the disclosing party; or

(e) the information is required to be disclosed by court order or by law, provided that if a party is so required to make any such disclosure of the Confidential Information of the other party, it will to the extent practicable give reasonable advance notice to the other party of such disclosure requirement and will use its commercially reasonable efforts, or will allow the other party, to secure confidential treatment of such information required to be disclosed..

7.2 Licensee may not use the name of VICAL, Licensor, the University of Wisconsin or any inventor of the inventions claimed by the Patent Rights in sales, promotion, advertising or any other form of publicity without the prior written approval of the entity or person whose name is proposed to be used.

ARTICLE VIII— GENERAL

8.1 All disputes, controversies, claims, questions or differences arising between the parties in relation to this Agreement, or for breach thereof, which cannot be settled amicably through mutual consultation between the parties within sixty (60) days of initial written request by either party, shall be finally settled by binding arbitration in San Diego, California pursuant to the rules of the American Arbitration Association (“AAA”). This Section 8.1 shall not apply to any conflict or dispute that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

8.2 The relationship between VICAL and Licensee shall be that of independent contractors. VICAL and Licensee shall have no other relationship other than as independent contracting parties. Neither party is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty, or representation as to any matter. Neither shall be bound to the acts or conduct of the other.

8.3 Each party agrees to indemnify and hold the other party harmless from any and all damages, liabilities, losses, and costs or expenses suffered or incurred by the other party arising out of, or resulting from, any breach of its representations, warranties or covenants in the Agreement, except to the extent such damages, liabilities, losses, costs or expenses result from the gross negligence or willful misconduct of any such other party. In addition, Licensee hereby agrees to indemnify and hold VICAL and Licensor and their respective officers, directors, trustees, employees and agents harmless from any and all damages, liabilities, losses, and costs or expenses that they may suffer or incur arising out of, or resulting from, the development, manufacture, use, handling, storage, sale or other disposition of any Licensed Product by Licensee, its Affiliates or Partners (including, without limitation, claims of bodily injury or death and any product liability or similar suit or action), except to the extent such damages, liabilities, losses, costs or expenses result from the gross negligence or willful misconduct of any such indemnified party. In the event a party seeks indemnification under this Section 8.3, it shall inform the indemnifying party of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the indemnifying party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested in the defense of the claim.

8.4 Licensee will, and will cause its Affiliates and Partners, to maintain liability insurance coverage appropriate to the risks involved in development, production, distribution and commercialization of Licensed Products and, upon request of VICAL, will provide documentation showing that such insurance is being maintained.

8.5 If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and this Agreement will be construed as if the invalid, illegal or unenforceable provisions had never been contained in it.

8.6 Neither party may waive or release any of its rights or interests in this Agreement except in writing. Any delay or failure to assert any right arising from this Agreement shall not be deemed or construed to be a waiver of such right.

8.7 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

ARTICLE IX — NOTICES; APPLICABLE LAW

9.1 Any notice, report or payment provided for in this Agreement shall be deemed sufficiently given when sent by facsimile or regular, certified or registered mail addressed to the party for whom intended at the following addresses, or to such address as either party may hereafter designate in writing to the other:

For VICAL:

Attn:	Vice President, Business Development Vical Incorporated 10390 Pacific Center Court San Diego, CA 92121-4340 USA

Phone :	858-646-1144

Fax :	858-334-1450

For Licensee:

Attn :	Manager, Business Development & Licensing AnGes MG, Inc. 5F, Mitasuzuki Bldg, 5-20-14 Shiba, Minato-ku, Tokyo, 108-0014 JAPAN

Phone:	81-3-5730-2489

Fax:	81-3-5730-2635

9.2 This agreement shall be construed, interpreted, and applied in accordance with the laws of California.

9.3 To the extent required by applicable law, Licensee shall, and shall cause its Affiliates and Partners to, mark all Licensed Products or their container in accordance with the patent marking laws of the country in which such Licensed Products are manufactured, used or sold.

ARTICLE X — INTEGRATION

10.1 This Agreement constitutes the entire agreement between the parties relating to the subject matter thereof, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by, and completely expressed by it. This Agreement cannot be changed orally, but only in writing and if signed by both parties. This Agreement shall be binding on the heirs, successors, and assigns of the parties hereto. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, both VICAL and Licensee have executed this Agreement by their respective and duly authorized officers on the day and year written. This Agreement is effective as of the Effective Date.

Vical Incorporated		AnGes MG, Inc.

By	/S/ VIJAY B. SAMANT	By	/S/ EI YAMADA, PH.D.
Date:	May 24, 2005	Date:	May 24, 2005
Name:	Vijay B. Samant	Name:	Ei Yamada, Ph. D.
Title:	President and Chief Executive Officer	Title:	CEO

Exhibit A

United States

[*]

[*]

[*]

[*]

[*]

US [*] is specifically excluded, but the continuation [*] is included.

Japan

[*]

Europe

[*]

Canada

[*]

[*]	– Confidential Treatment Requested